UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C
INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF
THE SECURITIES ACT OF 1934
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☐ Preliminary Information Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☑ Definitive Information Statement
VIVID LEARNING SYSTEMS, INC.
(Name of Registrant As Specified In Its Charter)
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This Information Statement is being furnished by the Board of Directors of Vivid Learning Systems, Inc. to our shareholders to provide information with respect to action taken by unanimous consent of our Board and consent of a majority of the outstanding shares of our common stock.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

THIS INFORMATION STATEMENT
WAS MAILED TO THE STOCKHOLDERS ON OR ABOUT JULY 11, 2006

VIVID LEARNING SYSTEMS, INC.
(A DELAWARE CORPORATION)

Robert L. Ferguson, Chairman
Christopher L. Britton, Chief Executive Officer
Sandra I. Muller, Secretary
Robert M. Blodgett, Treasurer
723 The Parkway
Richland, WA 99352
509/943-5319

INFORMATION STATEMENT AND NOTICE OF ACTIONS TAKEN BY
WRITTEN CONSENT OF THE MAJORITY STOCKHOLDERS

This Information Statement is being provided to the stockholders of Vivid Learning Systems, Inc., a Delaware corporation (the “Company”), in connection with the Company’s prior receipt of approval by written consent in lieu of a regular meeting of the holders of a majority of the Company’s common stock, par value $0.0001, representing 81.54% or 9,809,303 shares of 12,030,674 shares issued and outstanding on a fully diluted basis as of July 10, 2006 approving and ratifying the following actions:

1. To elect Christopher L. Britton, Andrew A. Thoresen, and William N. Lampson as members of the Board of Directors of the Company, to serve for a term of three (3), two (2), and one (1) years, respectively.

2. To ratify the appointment of Williams & Webster, P.C. as outside auditors to the Company for fiscal year 2006.

The actions above are being approved by written consent of the majority stockholder in lieu of the Annual Meeting of Stockholders. A separate Information Statement will be sent to the stockholders, but there will be no solicitation of proxies. This is not a notice of a special meeting of stockholders, and no stockholder meeting will be held to consider any matter described herein.

DISSENTERS’ RIGHT OF APPRAISAL

The stockholders of the Company are entitled to appraisal rights under Title 8, Corporations, Chapter 1 General Corporation Law, Subchapter IX Merger, Consolidation or Conversion, Section 262 Appraisal Rights. Please see Exhibit 1 for a copy of the full text. Generally, the stockholders with shares of any class or series of stock of the Company in a merger or consolidation have the right to demand an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock. To perfect the right of appraisal, a stockholder must provide a written demand for such before the taking of a vote on a merger or consolidation.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

As of the record date of July 10, 2006, the number of shares of Common Stock outstanding was 12,030,674. Each share is entitled to one vote. There are no cumulative voting rights.

SIGNATURES
EXHIBIT 1
EXHIBIT 2
EXHIBIT 3

Security Ownership of Certain Beneficial Owners and Management

Beneficial Owners Holding 5% or More

Amount & Nature
	Name & Address of	of Beneficial
Title of Class	Beneficial Owner	Ownership	Percentage of Class

Common	Nuvotec USA, Inc.	9,809,303 shares;	81.75%
	723 The Parkway	parent company
Richland, WA 99352

Management

		Amount & Nature
	Name & Address of	of Beneficial
Title of Class	Beneficial Owner	Ownership	Percentage of Class

Common	Ferguson Financial Group(1)	2,000 shares;	0.02%
	723 The Parkway	Chairman of the
	Richland, WA 99352	Board
Common	Christopher L. Britton	40,000 shares;	0.33%
	723 The Parkway	Chief Executive
	Richland, WA 99352	Officer & Director
Common	Matthew J. Hammer	50,000 shares;	0.42%
	723 The Parkway	Chief Operating
	Richland, WA 99352	Officer
Common	Robert M. Blodgett	2,000 shares;	0.02%
	723 The Parkway	Treasurer & Chief
	Richland, WA 99352	Financial Officer
Common	Sandra I. Muller	2,000 shares;	0.02%
	723 The Parkway	Secretary & General
	Richland, WA 99352	Counsel
Common	Riggers Manufacturing(2)	40,000 shares;	0.33%
	c/o 723 The Parkway	Director
	Richland, WA 99352
Common	Steven Katz	10,000 shares;	0.08%
	c/o 723 The Parkway	Director
	Richland, WA 99352
Common	Andrew A. Thoresen	4,000 shares;	0.03%
	c/o 723 The Parkway	Director
	Richland, WA 99352

(1)	Ferguson Financial Group is 100% controlled by Robert L. Ferguson, Chairman of the Board. The Ferguson Financial Group is a vehicle to hold various investments made by Mr. Ferguson.

(2)	Riggers Manufacturing is 100% controlled by William N. Lampson, Director. Riggers Manufacturing is a vehicle to hold various investments made by Mr. Lampson.

CHANGES IN CONTROL

There have been no changes in control of the Company since incorporation.

DIRECTORS AND EXECUTIVE OFFICERS

The following are the Company’s directors and executive officers. The terms of the directors are staggered, with 1, 2, or 3 years remaining on their terms. The terms of all officers expire at the next annual meeting of the board of directors and upon the election of the successors of such officers.

			Terms
Name	Age	Position	(# of Years)

Christopher L. Britton	57	CEO and Vice-Chairman of the Board of Directors	3
Matthew J. Hammer	40	Chief Operating Officer	1
Robert M. Blodgett	55	Chief Financial Officer and Treasurer	1
Sandra I. Muller	49	Corporate Secretary and General Counsel	1
Robert L. Ferguson	73	Chairman of the Board of Directors	2
William N. Lampson	56	Director	1
Andrew Thoresen	62	Director	2
Robert J. Turner	59	Director	1
Steven Katz	58	Director	1

Christopher L. Britton has served as the Company’s Chief Executive Officer and as Vice-Chairman of the Board Directors since October, 2005. Mr. Britton has over 30 years of business experience as a Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer of entrepreneurial companies and as a partner in an international public accounting firm. Mr. Britton served as the COO and CEO for Doyle Technology Consultants, Inc., a systems design and integration company from 2001 to 2005. He was a founder and President of Parallax Management Group, a consulting company offering services to development stage companies from 1991 to 2001, and a co-founder and CFO of Relational Benefits Technology a development stage software company Mr. Britton also was a partner at the international public accounting and management consulting firm of Deloitte & Touche from 1971 to 1991. Mr. Britton is a Certified Public Accountant with a BA degree in Accounting and an MBA degree from the University of Washington.

Matthew J. Hammer has served as the Company’s Chief Operating Officer since July, 2005. Mr. Hammer co-founded ImageWorks, a media development company, in 1994 and has served as its President since that time. In 2004, ImageWorks was purchased by the Company. Mr. Hammer’s primary responsibility for the Company and ImageWorks are business development, project management, marketing, and client services. Mr. Hammer has a BA degree in Marketing and Business Administration from Washington State University.

Robert M. Blodgett has served as the Company’s Chief Financial Officer and Treasurer since October 1996. Mr. Blodgett has served as Nuvotec USA, Inc. (“Nuvotec”)’s Chief Financial Officer and Treasurer since December 1998. From 1988 to 1995 Mr. Blodgett served as corporate secretary, treasurer and international vice president of finance and administration with Columbus Line USA, Inc., a Hamburg, Germany based ocean freight carrier of wines, meats and produce which required temperature controlled systems and dry containers. From 1982 to 1988 he was a partner in the accounting firm of Blodgett, Mickelsen & Naef, CPAs. He earned his B. S. Accounting degree from the Brigham Young University. Mr. Blodgett became a Certified Public Accountant in the State of Washington in 1980. Mr. Blodgett spends approximately fifteen hours per week serving the Company.

Sandra I. Muller has served as Secretary and Corporate Counsel of the Company and Nuvotec since January, 1999. Ms. Muller served as Secretary and Corporate Counsel with Technical Resources International, Inc. (TRI), the predecessor corporation to Nuvotec since 1995. She served as Senior Contract Specialist for Science Applications International Corporation from 1992 to 1995. Ms. Muller served as Senior Contract Specialist for Battelle, Pacific Northwest National Laboratories, a U.S. Department of Energy Laboratory, in Richland, Washington from 1987 to 1992. Ms. Muller earned her J.D. from Willamette University College of Law and earned her B.A.E. degree from Arizona State University. Ms. Muller spends approximately fifteen hours per week serving the Company.

Robert L. Ferguson has served as Chairman of the Board of Directors since 2003. Mr. Ferguson has served as CEO and Chairman of the Board of directors of Nuvotec, Inc. since 1998, and now of the August 2004 formed Nuvotec USA, Inc. Mr. Ferguson has over 40 years of management and technical experience in the government and private sectors. He served as Chairman of the Board of Technical Resources International, Inc. from 1995 to 1998; which provided consulting services in the nuclear energy and environmental clean up areas. Mr. Ferguson served as corporate VP for Science Applications International Corporation from 1991 to 1995. Mr. Ferguson was the president of R.L. Ferguson & Associates, Inc. from 1985 to 1991, which provided management and technical services to government and industry. He served as the Chairman of the Board for UNC Nuclear Industries, Inc. from 1983 to 1985; which operated the Department of Energy nuclear reactor and fuel fabrication facilities at Hanford, Washington. He served as CEO for Washington Public Power Supply System from 1980 to 1983, which included the activation of one nuclear power plant, the deactivation of two nuclear power plants and the termination of two other nuclear power plants. He served in various roles for the U.S. Department of Energy from 1960 to 1980, including Deputy Assistant Secretary of the Nuclear Reactor Programs. Mr. Ferguson was a founder of Columbia Trust Bank, and has been a director since 1996. Mr. Ferguson earned his B.S. in Physics from Gonzaga University.

William N. Lampson has served as a director since September 2004. Since 1980 Mr. Lampson has been President and CEO of Lampson International, LLC and affiliate companies in the heavy hauling, rigging, and manufacturing business. In addition, he has served as Vice Chairman of the Board of Nuvotec (the Company’s parent company) since 2004, the Chairman of the Board of Columbia Trust Bank since 1996, and owner and director of Columbia Basin Racquet Club since 1990 and owner and director of Life Quest Health Systems since 1998. Mr. Lampson graduated from Gonzaga University with a degree in Business Administration.

Andrew Thoresen has served as a Director and Chairman of the Company’s Compensation Committee since October 2003. Mr. Thoresen has been a co-owner and Chief Financial Officer of Human Resource Novations, Inc. since 1993. Mr. Thoresen was the CFO and co-owner of R.L. Ferguson & Associates, Inc. from 1985 to 1993, which provided management and technical services to government and industry. He served as the Financial Administrator and Assistant to the Chairman of the Board for UNC Nuclear Industries, Inc. from 1983 to 1985; which operated the Department of Energy nuclear reactor and fuel fabrication facilities at Hanford, Washington. He served in various management roles for the Washington Public Power Supply System from 1974 to 1983. He was employed as an accountant at Ernst & Ernst from 1969 to 1974. Mr. Thoresen earned his B.A. degree in Accounting from the University of Washington.

Robert J. Turner has served as a Director and Chair of the Audit Committee for the Company since February 2004. Since 1979 Mr. Turner has been a Partner with the law firm of Fraser Milner Casgrain LLP (or its predecessor firms) in Edmonton, Alberta, Canada, and has served as Vice Chairman of the firm since 1999. Mr. Turner earned his B.Comm from the University of Lethbridge and University of Calgary, and earned his LL.B. from the University of Alberta.

Steven Katz has served as a Director since December 2003. From 1982 to the present, Mr. Katz has been President of Steven Katz & Associates, Inc., a management consulting firm specializing in corporate development and technology licensing. From January 2000 to October 2001, he was President, Chief Operating Officer and a Director of Senesco Technologies, Inc., a publicly held company listed on the American Stock Exchange, engaged in the identification and development of propriety gene technology. Since June 2001 he has been the President and Chairman of MAC Worldwide, Inc, a public company that designs fashion wear. He is presently a member of the boards of directors of the following additional publicly-held companies: Biophan Technologies, Inc. (a company developing an MRI-resistant pacemaker and other related products), a director since 2001; USA Technologies, Inc. (a company with technology in credit card processing and automated vending systems), a director since May, 1999; and Health Systems Solutions, Inc. (a company in the home health care industry), a director since 2003. Mr. Katz received a B.S. degree in Accounting from the City College of New York. Subsequent to the record date and meeting of the Board of Directors authorizing the filing of this Schedule 14C, Steven Katz resigned from the Board of Directors for personal reasons without disagreement. Please see the 8-K of the Company, filed on April 28, 2006.

Additional information related to disclosures required by Items 103, 401, 404, and 405 of Regulation S-K: a) there are no material proceedings as defined in Instruction 4 to Item 103 of Regulation S-K; b) there are no significant employees; c) there are no family relations between any directors, executive officers, or nominated directors; d) there are no legal proceedings; e) there are no promoters or control persons activity; f) Robert J. Turner is Chairman of the Audit Committee and possesses all requisite expertise and background; g) the Audit Committee consists of Robert J. Turner, William N. Lampson, and Andrew A. Thoresen; h) there are no transactions, business relationships, indebtedness, or transactions with promoters as noted in Item 404 of Regulation S-K; and i) the Company is in compliance with Section 16(a) of the Exchange Act to the best of the Company’s knowledge.

The Company has a standing audit committee and a standing compensation committee. All outside directors — William N. Lampson, Andrew A. Thoresen (Chairman- compensation committee), and Robert J. Turner (Chairman- audit committee), sit on both committees. The committees meet at least four times a year, with the audit committee having additional meetings associated with filings with the Securities and Exchange Commission. The roles of the committees are delineated in their respective charters. Please see Exhibit 2 for the audit committee charter and Exhibit 3 for the compensation committee charter. The Company does not have a standing nomination committee. The Board of Directors as a whole is polled for nominations, which given the size of the Company, its location, and its market is considered appropriate in the judgment of the Board of Directors.

There were five (5) meetings of the Company’s Board of Directors during its most recently completed fiscal year. All Directors attended 75% or more of the meetings.

The resignation of Steven Katz in April 2006 was not the result of any disagreement with the Company.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE — LAST 3 COMPLETED FISCAL YEARS

		Annual Compensation				Long-Term Compensation
						Restricted
	Fiscal Year					Stock	Securities	LTIP	All
	Ended	Salary		Bonus	Other	Awards	Underlying	Payouts	Other
Name & Position	September 30,	($)		($)	($)	($)	Options/SARs (#)	($)	($)

Christopher L. Britton		N/A — started in fiscal
CEO		year ended September 30, 2006
Matthew J. Hammer	2004	50,000	*	-0-	-0-	-0-	-0-	-0-	-0-
COO	2005	110,000		23,333	-0-	-0-	-0-	-0-	-0-
Robert M. Blodgett	2003	-0-	**	-0-	-0-	-0-	-0-	-0-	-0-
Treasurer & CFO	2004	-0-	**	-0-	-0-	-0-	16,667	-0-	-0-
	2005	-0-	**	-0-	-0-	-0-	7,500	-0-	-0-
Sandra I. Muller	2003	-0-	**	-0-	-0-	-0-	-0-	-0-	-0-
Secretary & General	2004	-0-	**	-0-	-0-	-0-	16,667	-0-	-0-
Counsel	2005	-0-	**	-0-	-0-	-0-	7,500	-0-	-0-

*	Mr. Hammer began employment with the Company in May 2004. Accordingly salary figures for that period are for partial year compensation.

**	A portion of salaries are reflected in the monthly management fee charged the Company by Nuvotec. Individuals are compensated directly from the Nuvotec payroll. A specific amount related to salaries is retained by the Company as a part of the monthly management fee — the monthly management fee is simply an allocation of various costs associated with providing corporate support.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

Individual Grants
		Percent of			Potential Realizable
		Total Options			Value at Assumed Annual Rates of
	Number of	Granted to	Exercise of		Stock Price
	Underlying	Employees in	Base Price	Expiration	Appreciation for Option Term		Grant Date
Name	Securities	Fiscal Year	($/Share)	Date	5% ($)	10% ($)	Present Value

Robert M. Blodgett	7,500	0.09%	$0.25	7/1/2011	N/A	N/A	$900
Sandra I. Muller	7,500	0.09%	$0.25	7/1/2011	N/A	N/A	$900

EXERCISE OF OPTIONS

There have not been any exercises of options by any executive officers of the Company.

LONG-TERM INCENTIVE PLAN

The Company does not have a Long-Term Incentive Plan.

COMPENSATION OF DIRECTORS

Directors are paid $1,400 for each of the regularly scheduled 4 meetings a year, plus reimbursement of travel expenses. Each outside director as noted above was granted 5,000 options at the beginning of their tenure. In the fiscal year ended September 30, 2005, Robert L. Ferguson, Chairman of the Board, was granted 15,000 options with an exercise price of $0.25 per share and an expiration date of July 1, 2011. In recognition of efforts, at the March 20, 2006 meeting of the Board, Robert L. Ferguson, Chairman of the Board, was granted 25,000 options with an exercise price of $1.00 per share, fully vested, and with an expiration date of March 20, 2009.

EMPLOYMENT CONTRACTS/CHANGE-IN-CONTROL ARRANGEMENTS

There are no employment contracts between the Company and any named executive officer. There are no compensatory plans or arrangements in place for any named executive officers related to resignation, retirement, or any other kind of termination. There are no change-in-control arrangements.

INDEPENDENT PUBLIC ACCOUNTANTS

One of the actions consented to by the majority stockholder as described below in this Schedule 14C is the appointment of the Company’s independent public accountants.

The firm of Williams & Webster, P.S. has been selected to continue as the Company’s independent public accountants. Williams & Webster, P.S. has been the independent public accountant for the Company since its incorporation. The principals of Williams & Webster, P.S. attended the March 20, 2006 meeting of the board, had an opportunity to make any statements desired, and were available for questions.

Fees

Audit Fees:  The aggregate fees billed for each of the last two fiscal years are: $17,495.00 for the fiscal year ended September 30, 2004 and $64,232.50 for the fiscal year ended September 30, 2005.

Audit Related Fees:  The aggregate fees billed for each of the last two fiscal years are: $20,600.00 for the fiscal year ended September 30, 2004 and $25,064.00 for the fiscal year ended September 30, 2005.

Tax Fees:  The aggregate fees billed for each of the last two fiscal years are: $0 for the fiscal year ended September 30, 2004 and $0 for the fiscal year ended September 30, 2005. As a consolidated subsidiary of Nuvotec, all tax fees are paid for at the consolidated level by Nuvotec.

All Other Fees:  The aggregate fees billed for each of the last two fiscal years are: $14,530.15 for the fiscal year ended September 30, 2004 and $24,355.75 for the fiscal year ended September 30, 2005.

The audit committee charter addresses policies and procedures related to the Company’s independent public accountant. All services were pre-approved by the audit committee.

INTERESTS/SECURITY HOLDER PROPOSALS

There are not any substantial interests, direct or indirect, by security holdings or otherwise of any person who has been a director or officer of the Company at any time since the beginning of the last fiscal year, nor any nominee for election as a director of the Company, nor any associate of any of the foregoing persons. There are not any directors who have informed the Company in writing that he/she intends to oppose any action to be taken by the Company pursuant to the written consent described in this Information Statement. Except as described herein, there have been no proposals by security holders.

GENERAL INFORMATION

The majority stockholder has consented in writing to the proposed actions, holding shares representing 9,809,303 or 81.54% of the 12,030,674 votes entitled to be cast at a meeting of the Company’s stockholders as of the record date of July 10, 2006. The Company’s majority stockholder consented to these actions on July 10, 2006.

The actions described above will not become effective until 20 days after this Information Statement is definitively filed with the Securities and Exchange Commission and mailed to the stockholders. If the actions described above were not adopted by written majority stockholder consent, it would have been necessary for these actions to be considered by the Company’s stockholders at the Annual 2006 Meeting of Stockholders. This process would require the Company to solicit stockholder proxies for that purpose, resulting in added delay and expense. The written consent to the above actions, provided independently by the Company’s majority stockholder, was also seen as an urgent corporate matter by the majority stockholder for the reasons more fully described below.

The ability to consent to actions by written consent in lieu of a regular meeting of the stockholders, in this case to elect directors and appoint the auditors, is authorized by Section 228 of the General Corporation Law of Delaware. This Section provides, in brief, that the written consent of the holders of outstanding shares of voting capital stock (having not less than the minimum number of votes which would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on a matter were present and voted) may be substituted for the regular meeting. In order to reduce the delays and costs associated with holding a regular meeting of the stockholders, the Company’s majority stockholder elected to provide its written consent in lieu of calling a regular meeting of stockholders.

BY ORDER OF THE BOARD OF DIRECTORS

By:	/s/ Sandra I. Muller
Sandra I. Muller
Corporate Secretary

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Schedule 14C to be signed on its behalf by the undersigned hereunto duly authorized.

VIVID LEARNING SYSTEMS, INC.

BY:	/s/ Christopher L. Britton
Name: Christopher L. Britton

Title:	Chief Executive Officer

Dated July 11, 2006

EXHIBIT 1

Provisions of the Delaware General Corporation Law

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

EXHIBIT 2

Charter of the Audit Committee of the Board of Directors

Vivid Learning Systems, Inc.
Audit Committee Charter

Introduction

Essential to the financial success of Vivid Learning Systems, Inc. (the “Company”) is the maintenance of a sound and effective audit policy. It is the intent of the Board of Directors to oversee the resources needed to ensure the protection of the Company’s assets and to prevent any unsafe and unsound practice.

As the Company grows in size and complexity the audit program will be amended as appropriate. The Company will use external consultants, as needed, to augment staff personnel in the development and review of its audit and compliance programs.

Overview & Purpose

The Audit Committee (the “Committee”) is appointed by, and responsible to, the Board of Directors (the “Board”).

The Committee approves, monitors, evaluates, advises, and makes recommendations, in accordance with this Charter, on matters affecting the external audit, risk management maters, and the financial reporting and accounting control policies and practices of the Company.

In contributing to the Committee’s discharging of its duties, each member of the Committee shall be obliged only to exercise the care, diligence, and skill that a reasonably prudent person would exercise in comparable circumstances. Nothing in this Charter is intended, or may be construed, to impose on any member of the Committee a standard of care or diligence that is in any way more onerous or extensive than the standard to which all Board members are subject.

Membership & Meetings

The members of the Committee shall be composed of at least three (3) unrelated and independent directors, appointed by the Board, all of whom must be financially literate and at least one (1) member shall have accounting or related financial management expertise. The Corporation has adopted the definitions of independence and financial literacy as set out in Securities & Exchange Commission (the “SEC”) Rule 10A-3 and Sarbanes-Oxley Act § 401 and § 407. Ex-officio members may be appointed by the Audit Committee to facilitate and implement the activities, directives, and reports of the committee.

The Committee Chair shall be designated by the Board.

Each Committee member will serve a three (3) year term or a term that is the same length as their Board term.

The Committee will meet at least quarterly.

Attendance by invitation at all or a portion of Committee meetings is determined by the Committee Chair or its members, and would normally include the Chief Financial Officer of the Company, representatives of the external auditors, and such other officers or support staff as may be deemed appropriate, including outside legal counsel or consultants.

Meetings may be called by the Committee Chair or by a majority of the Committee members, and usually in consultation with the management of the Company.

The Chief Financial Officer of the Company shall provide for the delivery of notices, agendas, and supporting materials to the Committee members at least five (5) days prior to the date of the meeting, except in unusual circumstances.

The Secretary of the Company shall be the secretary for the Committee and keep a record of minutes of all meetings of the Committee. The Secretary may delegate this responsibility as necessary if unable to attend.

Duties & Responsibilities

The following outlines the duties and responsibilities of the Committee and should be read in conjunction with the annual Committee work plan matrix:

Direct the Company’s internal and external auditing programs and provide comprehensive reports of its activities to the full Board.

Reassess, at least annually, the adequacy of the Audit Committee Charter. Following the review, the Committee may recommend charter changes to the Board for formal adoption. The Board approves and adopts the formal written Audit Committee Charter.

Keep minutes of each meeting of the Committee and provided to the full Board. The Committee shall direct the activities of the management of the Company as it pertains to correcting deficiencies noted by internal and external auditors.

Review and recommend to the Board for approval the annual audited financial statements, including management’s discussion and analysis.

Review and recommend to the Board for approval the Company’s filings with the SEC, whether the filings are voluntary or otherwise.

Review and, if appropriate, authorize the release of the quarterly unaudited financial statement s of the Company including management’s discussion and analysis, the Company’s filings of financial information with any regulatory authority, the auditor’s review of the statements, and any press release(s) that may be issued in respect thereof. In the event there is an extraordinary matter that, in the opinion of the Committee, should be reviewed by the Board before the release of such financial statements or press releases, then the matter shall be referred to the Board for review.

Approve for release and filings interim financial statements, provided the Board is informed and provided copies.

Review and recommend to the Board for approval, if required, all other reports of a financial nature, including prospectuses and annual reports.

Discuss with management, on an annual basis, the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

Review with management, on an annual basis, the Company’s obligations pursuant to guarantees that have been issued and material contractual obligations that have been entered into.

Review and assess, by means of reports in conjunction with management and the external auditor, as least annually or on a quarterly basis where appropriate or required:

•	the Company’s critical accounting policies, including the appropriateness of such accounting policies and the financial reporting practices used by the Company, including alternative treatments that are available for consideration;

•	any significant proposed changes in financial reporting and accounting policies and practices to be adopted by the Company;

•	any new or pending developments in accounting and reporting standards that may affect or impact the Company; and,

•	the key estimates and judgments of management that may be material to the financial reporting of the Company.

Assess the performance and consider the annual appointment of external auditors for recommendation to the Board for ultimate recommendation for appointment by the Shareholders.

Review and approve the terms of the annual external audit engagement letter including, but not limited to:

•	staffing;

•	objectives and scope of the external audit work;

•	materiality limits;

•	audit reports required;

•	areas of audit risk;

•	timetable; and,

•	the proposed fees.

Ensure there is a clear understanding between the Committee, the auditors, and management that the auditors report directly to the Shareholders and the Board through the Committee.

Obtain and review a report from the auditors at least annually regarding the auditor’s independence and the profession’s or audit firm’s requirements regarding audit partner rotation.

Review and pre-approve audit and non-audit services, review and pre-approve all fees paid to the external auditors or its affiliate for audit or non-audit services, and consider the impact on the independence of the external audit work of fees for non-audit services.

Receive and resolve any disagreements between management and the auditors regarding all aspects of the Company’s financial reporting.

Review with the external auditors the results of the annual audit examination including, but not limited to, the following:

•	review the adequacy of the Company’s system of internal accounting controls;

•	review and discuss audit results with the auditors, both internal and external and follow-up on important exceptions and corrective actions;

•	verify that no restrictions are imposed, by management or otherwise, on audit examinations;

•	evaluate the adequacy and effectiveness of the Company’s operating procedures and recommend changes to the Board;

•	review all examination reports from regulatory agencies and management’s response; and,

•	provide both auditors and examiners with a forum, independent of management, to discuss significant exceptions or other matters of importance.

Review significant and other expenditures, sales and leases of assets, related party transactions, as required, and any other transactions which could alter, impact, or otherwise materially affect the Company’s financial structure, including off-balance sheet items.

Review any litigation, claim, or other contingency, including tax assessments, that could have a material effect upon the financial position or operating results of the Company, and the manner in which these matters have been disclosed in the financial statements.

Receive and determine the disposition of any complaints received by or from any shareholder, regulatory body, employee, or others in regard to internal controls, accounting, and auditing matters.

External Audit

The Audit Committee will maintain the engagement of an independent CPA firm on an ongoing basis to perform such tests of the Company’s accounting systems and records to produce fully audited statements annually. The Board has determined that it is in the Company’s best interest to only engage firms that have demonstrated experience in auditing publicly held companies.

The Audit Committee has the authority to formally engage a CPA firm each year to complete the required auditing work necessary for the production of complete, fully audited financial statements, and accompanying attestation statement to those financials. The Audit Committee shall meet with representatives of the CPA firm as appropriate to discuss the engagement, progress during the examination, and the results of the audit work.

The external auditor for the Company is ultimately accountable to the Board of Directors and Audit Committee of the Company. The Board and Committee have the ultimate authority to select, evaluate and, where appropriate, replace the outside auditor.

The Audit Committee is responsible for ensuring that the external auditor submits on a periodic basis to the Committee a formal written statement delineating all relationships between the auditor and the Company. The Committee shall engage in an ongoing dialogue with the auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the external auditor and take appropriate action to ensure the independence of the external auditor.

In addition, the external CPA firm may be consulted by the Company on an as needed basis.

The scope of work for an engagement of an independent CPA firm shall be in writing and should include the following:

•	a comprehensive review of the Company’s financial records;

•	a comprehensive testing of the Company’s accounting and internal control systems;

•	a review of the Company’s operating policies and procedures; and,

•	a review of the Company’s control points in the funds transfer system will be tested, including tests of reconciliation procedures, a review of security procedures, and tests of documentation supporting selected transfers.

It is anticipated that the CPA firm will also produce a Management Letter that will detail items requiring immediate attention by the Board. Such a letter will highlight operating weaknesses or significant non-compliance with established policies and/or regulatory requirements with recommended corrective courses of action.

Internal Financial Policies

The CFO under the direction of the CEO and the Committee shall administer the internal financial policies and procedures of the Company. Such policies and procedures shall be written and regularly updated. Such policies and procedures will be in conformance to generally accepted accounting principles and the requirements of the Sarbanes-Oxley Act.

Internal accounting and system controls shall be in place at all times to preserve and protect corporate assets, claims, and resources.

Material exceptions of adherence to financial policies and/or regulatory compliance noted during interim reviews will be brought to the immediate attention of management. The Committee shall review these exceptions at its discretion and shall be consulted in all cases where a satisfactory resolution is not forthcoming.

Audit Policy Statement

All areas of audit work, both internal and external, will be performed in accordance with generally accepted auditing standards.

The following areas will provide additional details to help detect errors or irregularities and assess risks that would have a material effect on the Company’s performance:

•	determine that account reconciliation’s are performed on a timely basis and are accurate;

•	determine that the Company has written policies and procedures to document the determination of the allowance for receivable write-offs, capitalization, monthly closings, interim financial reporting, investment in securities, and funds management;

•	determine that the Company has written policies and procedures to identify and document insider transactions as required by the Securities & Exchange Commission and other regulatory bodies;

•	determine that extensions of credit and issuance of stock and/or stock options to insiders (executive officers, directors, principal shareholders, or their related interests) have been made on substantially the same terms as those prevailing at the time for comparable transactions with persons not covered by regulation;

•	establish a Treasury function, when appropriate, to determine that securities transactions are executed in compliance with the Company’s policies and procedures and that securities subsidiary ledgers properly reflect investment securities held;

•	determine that policies and procedures regarding electronic data processing are in place and followed;

•	determine that the Company’s insurance coverage is up to date and coverage is adequate; and,

•	determine that inter-company transactions and expense allocations for regulatory rate build-up purposes are properly documented and in compliance to the rules of such regulatory agencies.

EXHIBIT 3

Charter of the Compensation Committee of the Board of Directors

Vivid Learning Systems, Inc.
Compensation Committee Charter

Introduction

Essential to the success of Vivid Learning Systems, Inc. (the “Company”) is the maintenance of a sound and effective compensation policy. It is the intent of the Board of Directors to oversee the resources needed to ensure that such a policy is in place and followed.

Overview & Purpose

The purpose of the Compensation Committee (the “Committee”) shall be to carry out the responsibility of the Board of Directors relating to executive compensation and benefits and to produce an annual report on executive compensation for inclusion in the proxy statement at the time the Company is a publicly traded entity. The guiding principle of the Committee is to provide a compensation program that enables the Company to retain and motivate a team of high quality executives who will create long-term shareholder value.

Membership & Meetings

The Committee shall consist of not less than three (3) directors as appointed by the Board of Directors. Members serve at the pleasure of the Board of Directors and may be removed by the Board of Directors in its discretion. Each member of the Committee shall be independent under the listing standards of the NASDQ stock exchange for the purpose of this charter and a “non-employee director” as that term is defined under Securities and Exchange Commission Rule 16b-3. The Chairman of the Committee shall be designated by the Board of Directors.

The Committee will meet as often as it determines is necessary to carry out its responsibilities under this charter, but no less than at least quarterly. The Chairman of the Committee, in consultation with the other Committee members, will determine the frequency, length, and method of Committee meeting and will set meeting agendas consistent with this charter. Meetings conducted by telephonic conference call are permitted.

The Secretary of the Company shall be the secretary for the Committee and keep a record of minutes of all meetings of the Committee. The Secretary may delegate this responsibility as necessary if unable to attend.

Duties & Responsibilities

The following outlines the duties and responsibilities of the Committee:

Review and approve on an annual basis the corporate goals and objectives with respect to compensation and benefits for the Chief Executive Officer and other executive officers.

Keep minutes of each meeting of the Committee and provide to the full Board.

Evaluate at least annually the Chief Executive Officer’s performance in light of established goals and objectives and, based on such evaluation, have sole authority to determine the Chief Executive Officer’s annual compensation and benefits.

Review and make recommendations to the Board of Directors with respect to the compensation and benefits of other executive officers and directors.

Review and make recommendations to the Board of Directors with respect to the types of incentive-compensation plans and equity-based compensation plans to be maintained by the Company.

Oversee the development of management succession plans by the Board of Directors.

Administer, interpret, and determine awards pursuant to the Company’s stock-based incentive compensation plans.

Conduct an annual performance evaluation of the Committee.

Have the sole authority, in its discretion, to retain and terminate any consulting firm to assist in the evaluation of director, Chief Executive Officer, or senior executive compensation and benefits, including sole authority to approve the firm’s fees and other retention terms.

Prepare an annual report on executive compensation for inclusion in the Company’s proxy statements.

Review and assess, at least annually, the Committee charter and submit changes for approval to the Board of Directors.

Perform other functions as requested by the Board of Directors.